Exhibit 4.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) dated this 14th day of August, 2017

BETWEEN:

LINIU TECHNOLOGY GROUP of 18/F Shangcheng International Building,

Tianhe North Road, Guangzhou, China

(the “Client”)

- AND -

Yawei Zhang 4-2-502, Ronghua yuan, Wusheng RD, Qiaokou, Wuhan, Hubei, China

(the “Contractor”)

BACKGROUND:

A.	The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

B.	The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

Services Provided

1.	The Client hereby agrees to engage the Contractor to provide the Client with services (the “Services”) consisting of:

General Products Marketing consulting services:

i.	Prepare product introduction, website advertisement, product campaign presentation;
ii.	Redesign website visual effect including product layout, product introduction, slogan, etc.;
iii.	Release product advertisement through different channels, for instance, TV, broadcast and other websites;
iv.	Implement better algorithm to improve the performance of database including but not limited to product data, client data and vender data.

2.	The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

Term of Agreement

3.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect until the completion of the Services, subject to earlier termination as provided in this Agreement. The Term of this Agreement may be extended with the written consent of the Parties.

4.	In the event that either Party wishes to terminate this Agreement prior to the completion of the Services, that Party will be required to provide 30 days’ written notice to the other Party.

Performance

5.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

6.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

Compensation

7.	For the services rendered by the Contractor as required by this Agreement, the Client will release the compensation (the “Compensation”) to the Contractor of 1,200,000 free trading shares in total upon signing this Agreement.

Confidentiality

8.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and Client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

9.	The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will end on the termination of this Agreement.

10.	All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

Ownership of Intellectual Property

11.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, is a “work made for hire” and will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

12.	The Contractor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Contractor will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

Return of Property

13.	Upon the expiry or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

Capacity/Independent Contractor

14.	In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers’ compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Contractor under this Agreement.

Notice

15.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

a.	LINIU TECHNOLOGYGROUP.

18/F Shangcheng International Building, Tianhe North Road, Guangzhou, China

b.	Yawei Zhang

4-2-502, Ronghua yuan, Wusheng RD, Qiaokou, Wuhan, Hubei, China or to such other address as any Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

Indemnification

16.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will surv ive the termination of this Agreement.

Modification of Agreement

17.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

18.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

19.	The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

20.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Enurement

21.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings

22.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

23.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

24.	It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of California, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

25.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

26.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 9th day of August, 2017.

LINIU TECHNOLOGY GROUP. (Client)

Per:	/s/ Wang Shun Yang

/s/ Yawei Zhang
Yawei Zhang (Contractor)